Prospectus Supplement No. 5 Filed Pursuant to Rule 424(b)(3) File No. 333-137829

CAPSOURCE FINANCIAL, INC.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

(303) 245-0515

Prospectus Supplement No. 5

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 5 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 15, 2007, Supplement No. 2 thereto dated August 20, 2007, Supplement No. 3 thereto dated August 23, 2007 and Supplement No. 4 thereto dated November 2, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 18,086,265 shares of our common stock by certain selling shareholders.

On November 8, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our entry into a loan agreement.

This Prospectus Supplement No. 5 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On September 18, 2007, the last reported sale price of our common stock was $1.15 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Final Prospectus dated August 14, 2007.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

The date of this Prospectus Supplement No. 5 is November 8, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2007

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)       On November 2, 2007, Randolph M. Pentel, the Chairman of our Board of Directors and Fred Boethling, President, Chief Executive Officer and a Director, received letters by registered mail and by e-mail from Scot Malloy and Bruce W. Nordin by which both resigned from the Board of Directors effective immediately. Mr. Malloy’s letter of resignation is attached as Exhibit 17.1 and Mr. Nordin’s letter of resignation is attached as Exhibit 17.2 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	17.1	Letter of resignation of director dated November 2, 2007 from Scot Malloy.

	17.2	Letter of resignation of director dated November 2, 2007 from Bruce Nordin.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)

Date: November 7, 2007	By:	/s/ Steven E. Reichert
Name: Steven E. Reichert
Title: Vice President and General Counsel

2

EXHIBIT INDEX

Exhibit Number	Description

17.1	Letter of resignation of director dated November 2, 2007 from Scot Malloy.
17.2	Letter of resignation of director dated November 2, 2007 from Bruce Nordin.

Exhibit 17.1

November 2, 2007

Mr. Randolph M. Pentel	By registered mail and email (rundimun@aol.com)

Chairman

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, Colorado 80302

Mr. Fred C. Boethling	By registered mail and email (fredb@ix.netcom.com)

President & Chief Executive Officer

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, Colorado 80302

Re: Notice of Resignation as Director of CapSource Financial, Inc.

Mr. Pentel and Mr. Boethling,

I, Scot Malloy, do hereby resign as a Director of CapSource Financial, Inc. effective immediately.

Thank you.

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416

Exhibit 17.2

November 2, 2007

Mr. Randolph M. Pentel	By registered mail and email (rundimun@aol.com)

Chairman

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, Colorado 80302

Mr. Fred C. Boethling	By registered mail and email (fredb@ix.netcom.com)

President & Chief Executive Officer

CapSource Financial, Inc.

2305 Canyon Boulevard, Suite 103

Boulder, Colorado 80302

Re: Notice of Resignation as Director of CapSource Financial, Inc.

Mr. Pentel and Mr. Boethling,

I, Bruce W. Nordin, do hereby resign as a Director of CapSource Financial, Inc. effective immediately.

Thank you.

Bruce W. Nordin

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416